Exhibit (h)(11)

ETFIS SERIES TRUST I

THIRD AMENDMENT TO THE

ADMINISTRATIVE SERVICES AGREEMENT

THIS THIRD AMENDMENT dated as of the 16th day of October, 2015, to the Administrative Services Agreement, dated as of August 6, 2013 (the “Administrative Services Agreement”), is entered into by and between ETFIS SERIES TRUST I, a Delaware statutory trust (the “Trust”) and VIRTUS ETF SOLUTIONS LLC (formerly ETF issuer Solutions, LLC), a Delaware limited liability company (the “Administrator”).

WHEREAS, each of the Trust and the Administrator is a party to the Administrative Services Agreement; and

WHEREAS, each of the Trust and the Administrator desires to amend Exhibit A to the Administrative Services Agreement to reflect the addition of ActiveAlts Contrarian ETF (the “Fund”) as a new series of the Trust and the appointment of the Administrator as an administration agent for the Fund;

NOW, THEREFORE, the parties agree as follows:

1. Exhibit A to the Administrative Services Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

2. Except to the extent amended hereby, the Administrative Services Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ETFIS SERIES TRUST I		VIRTUS ETF SOLUTIONS LLC

By:	/s/ William J. Smalley	By:	/s/ William J. Smalley
	William J. Smalley, President		William J. Smalley, President

Exhibit A

Series of the Trust

(As of October 16, 2015)

The following Funds are covered under this agreement:

InfraCap MLP ETF

Tuttle Tactical Management U.S. Core ETF

BioShares Biotechnology Products Fund

BioShares Biotechnology Clinical Trials Fund

InfraCap REIT Preferred ETF

Tuttle Tactical Management Multi-Strategy Income ETF

Virtus Newfleet Multi-Sector Unconstrained Bond ETF

Reaves Utilities ETF

The Credit Strategist High Yield Opportunities Fund

ActiveAlts Contrarian ETF